Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF LIMITED PARTNERSHIP
OF
EQUISTAR CHEMICALS, LP

It is hereby certified that:

FIRST:                      The name of the limited partnership is Equistar Chemicals, LP.

SECOND:                 Article 3 of the Certificate of Limited Partnership is amended and restated to read:

3.   The name and business address of each General Partner is:

Lyondell LP4 Inc.
1221 McKinney, Suite 700
Houston, Texas 77010

Millenium Petrochemicals GP LLC
Two Greenville Crossing
4001 Kennett Pike, Suite 238
Greenville, Delaware 19807

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 18th day of December, 2007.

By:  LYONDELL LP4 INC.
General Partner

By:      /s/ Allen C. Holmes
Allen C. Holmes
Vice President

By:  MILLENNIUM PETROCHEMICALS GP LLC
General Partner

By:                   Millennium Petrochemicals Inc., its Manager

By:          /s/ Edward J. Dineen
Edward J. Dineen
Vice President